Exhibit 99.1

Watsco Banking Amendment Improves Pricing, Covenants & Extends Maturity

MIAMI, FLORIDA – (BUSINESS WIRE), July 2, 2013—Watsco, Inc. (NYSE:WSO) today announced that it has refinanced its existing $500 million unsecured revolving credit agreement led by JPMorgan Chase Bank as Administrative Agent, Bank of America and Wells Fargo Bank as Co-Syndication Agents and U.S. Bank National Association as Documentation Agent.

Borrowings under the credit agreement bear interest at different rates depending on the types of advances or loans the Company selects and as a result of this amendment the spread on its available borrowing rates (LIBOR-based primarily) have been decreased to reflect lower pricing.

The amendment includes improved covenant flexibility to reflect the seasonal nature of our working capital requirements.

Additionally, the maturity date under the amended credit facility was extended from April 27, 2017 to July 1, 2018. All other major terms under the facility remain unchanged. Watsco uses proceeds under the facility for working capital, acquisitions, dividends and other general corporate purposes.

Albert Nahmad, Watsco’s Chairman & Chief Executive Officer said: “A committed source of low-cost debt capital is an important building block of our growth strategy. We appreciate the confidence in Watsco shown by our participating lenders in the syndication.”

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 570 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is approximately 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial markets, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.